EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2008 RESULTS

NASHVILLE, Tenn. (July 22, 2008)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2008.

Highlights:

•	Revenues of $13.0 million in the second quarter of 2008, up 8% over the second quarter of 2007

•	Net income of $739,000 in the second quarter of 2008, up from $425,000 in the second quarter of 2007

•	Adjusted EBITDA of $2.2 million in the second quarter of 2008, up from $1.9 million in the second quarter of 2007

•	1,639,000 healthcare professional subscribers fully implemented on our Internet-based learning network at June 30, 2008, up from 1,422,000 at June 30, 2007

•	Approximately $1.0 million invested in stock repurchase plan during the second quarter, ending the quarter with a cash balance of $5.8 million, up from $3.6 million at December 31, 2007.

Financial Results:
Second Quarter 2008 Compared to Second Quarter 2007
Revenues for the second quarter of 2008 increased $966,000, or 8 percent, to $13.0 million, compared to $12.0 million for the second quarter of 2007. The Company’s revenue mix during the second quarter of 2008 was comprised of 63 percent of revenues from HealthStream Learning and 37 percent from HealthStream Research. This compares to 54 percent from HealthStream Learning and 46 percent from HealthStream Research during the second quarter of 2007.

Revenues from HealthStream Learning increased by $1.7 million when compared to the second quarter of 2007. Of this increase, $1.6 million was derived from our Internet-based subscription learning products, which includes revenue increases from the HealthStream Learning Center® (HLC) of $900,000 and from courseware subscriptions and online training services of $666,000. Revenues from these products increased 30 percent over the prior year quarter and approximated $6.8 million for the second quarter of 2008. Revenues associated with implementation, development, and consulting services increased $481,000 over the prior year quarter. Our increase in revenues was partially offset by a decrease in revenues from live events, study guides, and association activities, which collectively declined $328,000 from the prior year quarter, primarily due to lack of customer demand for such services.

Revenues from HealthStream Research decreased $708,000 when compared to the second quarter of 2007. Revenue mix changes over the prior year quarter included an increase of $232,000 from patient surveys. This increase was offset by revenue declines of $333,000 from employee surveys, $325,000 from community surveys, and $282,000 from physician surveys as a result of fewer survey projects being completed during the second quarter of 2008 as compared to the same quarter in the prior year.

Gross margin, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, declined to 63 percent for the second quarter of 2008 from 64 percent for the second quarter of 2007. The decline in gross margin resulted from changes in revenue mix and related cost of revenues. In HealthStream Research, we experienced lower gross margins as a result of lower revenues from physician and employee surveys, which have higher gross margins than patient and community surveys. In HealthStream Learning, gross margins improved slightly compared to the prior year quarter due to the increase in HLC revenues, but were somewhat offset by increased personnel expenses and increased royalties paid by us associated with increased revenues from a portion of our courseware subscription products.

Overall, other operating expenses, which include product development, sales and marketing, depreciation and amortization, and other general and administrative expenses increased over the prior year quarter. Product development grew by $230,000, which was primarily associated with maintenance and support of our HealthStream Learning products, as well as a reclassification of personnel to product development from general and administrative expenses within HealthStream Research. Sales and marketing decreased by $127,000, partly due to a $421,000 decrease associated with our Annual Learning Summit. That event occurred in last year’s second quarter but will take place in this year’s third quarter. Additions of sales personnel to both HealthStream Learning and HealthStream Research accounted for the offsetting increases in sales and marketing expenses. The depreciation and amortization and other general and administrative categories increased modestly over the same quarter of last year.

Net income for the second quarter of 2008 was $739,000, or $0.03 per share (diluted), up from $425,000, or $0.02 per share (diluted), for the second quarter of 2007.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $2.2 million for the second quarter of 2008, compared to $1.9 million for the second quarter of 2007. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under generally accepted accounting principles is attached in the Summary Financial Data.

Other Financial Indicators
At June 30, 2008, the Company had cash and related interest receivable of $5.8 million, compared to $4.8 million at March 31, 2008. The increase in cash primarily resulted from improved cash receipts from customers, but was partially offset by $1.0 million of cash used during the quarter to repurchase shares of our common stock pursuant to our stock repurchase plan. Capital expenditures and capitalized feature enhancement development totaled approximately $0.4 million for the second quarter of 2008.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 48 days for the second quarter of 2008 compared to 57 days for the second quarter of 2007. The improvement over the prior year quarter is associated with improved collections from customers during the quarter.

Stock Repurchase Plan Update
During the second quarter of 2008, we purchased approximately $1.0 million of our common stock through the open market. Our board of directors authorized the repurchase of up to $3.0 million during the twelve-month period ending on September 20, 2008, of which we have invested approximately $1.1 million as of June 30, 2008.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory content subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

In collaboration, HealthStream Research and HealthStream Learning launched the HealthStream HCAHPS Preparation and Improvement Library Courseware in the second quarter of 2008. Four multi-facility health systems contracted to receive this library for their employees during the second quarter.
This online course of study, which focuses hospital staffs at all levels and functions on behaviors that improve how patients perceive their hospital experience, correlates directly to the HCAHPS (Hospital Consumer Assessment of Health Plan Survey) of patient perspectives on hospital care. The Centers for Medicare and Medicaid (CMS) require hospitals to institute and publicly report results of this survey as a condition for full reimbursement.

At June 30, 2008, approximately 1,639,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 1,594,000 at March 31, 2008. The total number of contracted subscribers at June 30, 2008 was approximately 1,758,000, up from 1,530,000 at June 30, 2007. “Contracted subscribers” include both those already implemented (1,639,000) and those in the process of implementation (119,000). Revenue recognition commences when a contract is fully implemented.

Customers representing approximately 86 percent of subscribers that were up for renewal did renew in the second quarter of 2008, while our renewal rate based on the annual contract value was approximately 88 percent. The renewal rates for the second quarter of 2008 compare to a subscriber renewal rate of 98 percent and an annual contract value renewal rate of 113 percent during the second quarter of 2007. During the second quarter of 2008, quarterly renewal rates were negatively impacted, in part, due to the decision of one non-acute care customer, representing approximately 9,000 subscribers, or 10 percent of the subscribers up for renewal, who chose not to renew due to its acquisition by a company using another learning system.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analyses, and industry benchmarks to healthcare organizations.

During the second quarter of 2008, HealthStream Research contracted with several new healthcare organization customers, including Banner Health System, Rockdale Hospital & Health System, and Pikeville Medical Center.

A couple of factors during the second quarter 2008 affected our performance in HealthStream Research, compared to the second quarter of 2007. One customer elected to not repeat an interim survey conducted in the same quarter last year and a few of our larger customers delayed—until later this year—certain research projects originally scheduled for completion during the second quarter. Although we have increased our sales team for HealthStream Research by approximately one-third during the first half of the year, sales production is behind schedule—which we expect to continue through the remainder of 2008.

Financial Expectations
Revenues for the third quarter of 2008 are expected to range between $13.0 and $13.5 million, an increase of approximately $1.2 to $1.7 million, or 10 to 14 percent, over the same quarter in the prior year. We expect revenues from HealthStream Learning to increase between 13 and 16 percent over the third quarter of the prior year resulting from continued growth in our HLC subscriber base and courseware subscriptions, which we anticipate will be partially offset by continued declines in several of our project-based products. We expect revenues from HealthStream Research to increase between seven and 10 percent, compared to the third quarter of 2007.

We anticipate gross margins for the third quarter of 2008 to be down slightly compared to the same quarter in the prior year, but be comparable to the second quarter of 2008. Product development expenses are expected to be comparable to the second quarter of 2008 but increase in amount and as a percentage of revenue compared to the prior year third quarter. Sales and marketing expenses are also expected to increase in amount and as a percentage of revenue compared to both the second quarter of 2008 and the prior year third quarter. A significant portion of this increase is expected to occur from our Annual Summit to be held in September 2008. Depreciation and amortization are expected to remain comparable to both the second quarter of 2008 and the prior year third quarter. General and administrative expenses are expected to increase in amount but decrease as a percentage of revenues compared to the third quarter of 2007. We expect net income for the third quarter of 2008 to range between $0.03 and $0.04 per diluted share.

Primarily as a result of slower than anticipated sales acitivity in HealthStream Research, we are revising our full year 2008 revenue growth expectation to range between 16 and 20 percent over 2007. We expect revenues to increase in each remaining quarter of 2008 over the same quarter from the prior year. Revenues from HealthStream Learning are expected to increase for the full year 2008 over the full year 2007. Revenues from HealthStream Research are expected to increase for the full year 2008 over the full year 2007 on an as reported basis but remain comparable to 2007 on a pro forma basis (as if revenues from The Jackson Organization were included in our operating results as of January 1, 2007). We are also revising our expectation of net income per diluted share for the full year of 2008 to be in the range between $0.11 and $0.13. Our estimates for the third quarter and full year of 2008 do not reflect an income tax benefit associated with the realization of additional deferred tax assets. We will continue to evaluate the need for a valuation allowance on our remaining deferred tax assets based on whether they will more likely than not be realized in the future.

Capital expenditures and content purchases are expected to approximate $4.5 million in 2008.

“We delivered $739,000 of net income and an adjusted EBITDA of $2.2 million on a record $13.0 million of revenues in the second quarter of 2008. Our balance sheet strengthened as our cash balance improved to $5.8 million—even while increasing investment in our sales teams for both Research and Learning and executing $1.0 million of our share repurchase program during the second quarter,” said Robert A. Frist, Jr., chairman and chief executive officer, HealthStream.

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, senior director of communications, research, and investor relations will be held on Wednesday, July 23, at 9:00 a.m. (EST). To listen to the conference, please dial 877-440-5796 (no passcode needed) if you are calling within the domestic U.S or Canada. If you are an international caller, please dial 719-325-4886 (no passcode needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 888-203-1112 (passcode #5424932) for U.S. and Canadian callers and 719-457-0820 (passcode #5424932) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 1.7 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$13,013	$12,046	$24,435	$20,148
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	4,863	4,359	9,391	7,274
Product development	1,330	1,100	2,615	2,179
Sales and marketing	2,694	2,821	5,251	4,555
Depreciation and amortization	1,209	1,198	2,455	2,054
Other general and administrative	2,193	2,160	3,955	3,769

Total operating expenses	12,289	11,638	23,667	19,831
Operating income	724	408	768	317
Other income, net	23	22	45	161

Income before income taxes	747	430	813	478
Income tax provision	8	5	8	9

Net income	$739	$425	$805	$469

Net income per share:
Net income per share, basic	$0.03	$0.02	$0.04	$0.02

Net income per share, diluted	$0.03	$0.02	$0.04	$0.02

Weighted average shares outstanding:
Basic	21,961	21,970	22,024	21,953

Diluted	22,579	22,782	22,653	22,692

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$739	$425	$805	$469
Interest income	(40)	(34)	(86)	(182)
Interest expense	16	12	35	20
Income taxes	8	5	8	9
Share-based compensation expense	273	341	426	488
Depreciation and amortization	1,209	1,198	2,455	2,054

Income before interest, taxes, share-based compensation, depreciation and amortization	$2,205	$1,947	$3,643	$2,858

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2008	2007(1)
ASSETS
Current assets:
Cash and related interest receivable	$5,783	$3,630
Accounts and unbilled receivables, net (2)	8,396	9,719
Prepaid and other current assets	2,183	1,969
Deferred tax assets, current	360	360

Total current assets	16,722	15,678
Capitalized software feature enhancements, net	4,198	4,459
Property and equipment, net	3,808	4,383
Goodwill and intangible assets, net	26,358	26,851
Deferred tax assets, non current	1,630	1,630
Other assets	222	360

Total assets	$52,938	$53,361

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$5,068	$6,260
Deferred revenue	10,241	9,493
Current portion of long-term debt and capital lease obligations	769	831

Total current liabilities	16,078	16,584
Long-term debt and capital lease obligations, net of current portion	690	1,064

Total liabilities	16,768	17,648
Shareholders’ equity:
Common stock	96,778	97,126
Accumulated deficit	(60,608)	(61,413)

Total shareholders’ equity	36,170	35,713

Total liabilities and shareholders’ equity	$52,938	$53,361

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2007.

(2)	Includes unbilled receivables of $1,508 and $1,051 and other receivables of $5 and $0 at June 30, 2008 and December 31, 2007, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2008 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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